Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this the Registration Statement on Form S-1 of our report dated June 1, 2021, except for note 9 as to which the date is August 30, 2021, with respect to the financial statements of Aeluma, Inc. (fka Biond Photonics, Inc.) as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from February 28, 2019 (inception) through December 31, 2019. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

August 30, 2021